Exhibit 8.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction of Organization
D Ödeme Elektronik Para ve Ödeme Hizmetleri A.Ş.	Türkiye
D Fast Dağıtım Hizmetleri ve Lojistik A.Ş.	Türkiye
Hepsi Finansal Danışmanlık A.Ş.	Türkiye
Hepsi Finansman A.Ş.	Türkiye
Hepsiburada Global B.V.	Netherlands
Hepsiburada Global Elektronik Hizmetler Ticaret ve Pazarlama A.Ş.*	Türkiye

*This subsidiary is in the process of being liquidated. Upon completion of this process, this subsidiary will be closed and removed from the trade registry.